Exhibit 99.1

For Immediate Release

Contact:   Shareholder Relations
951-271-4232
shareholderinfo@vineyardbank.com

Vineyard National Bancorp Announces
Signing of Stock Purchase Agreement

Corona, California (November 12, 2008) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “company”), the parent company for Vineyard Bank, N.A. (“Vineyard”), and Vineyard Bancshares, Inc., a newly formed Minnesota corporation (the “buyer”), announced today the signing of a stock purchase agreement (the "agreement") for the sale of all of the outstanding common stock of Vineyard  to the buyer.

The buyer is a newly formed corporation organized by our Chairman, Doug Kratz.  Mr. Kratz, who has over twenty years of executive leadership experience in the community banking industry, has served as the Chairman of the Board of the company and as a director of Vineyard since August 2008.  The company formed a special committee of disinterested directors to review its strategic alternatives, including the potential transaction with Mr. Kratz.  The special committee unanimously recommended approval of the transaction to the Board, and the Board has approved the transaction.

The closing of the transaction is subject to the condition that the buyer raise at least $125 million in financing of which it intends to inject approximately $100 million of the proceeds into Vineyard.  The agreement is also subject to the receipt of regulatory approval and other customary closing conditions. The company will continue to solicit competing bids for the sale of Vineyard as permitted by the agreement.  The company is able to accept a superior proposal from another bidder, subject to paying the buyer a break-up fee of $600,000 plus the reimbursement of its expenses.

The purchase price for Vineyard is up to $18 million, consisting of a payment at closing of $10 million and an additional $8 million payable in three years if certain conditions are satisfied.  The company’s senior lender has agreed to accept $9 million of the initial purchase price plus the right to receive all of the contingent payment as full satisfaction of the outstanding balance on the senior line of credit.

“This transaction is a significant step toward realization of the Board’s goal of securing Vineyard’s safety and soundness,” stated Glen Terry, President & CEO of Vineyard. He added, “We are pleased that in spite of the severe turmoil in the capital markets, the special committee has succeeded in negotiating a transaction that continues to strengthen Vineyard, and to protect its depositors. We believe that this transaction represents the best alternative available to us in what are the most extreme financial circumstances in my memory.  I look forward to continuing to work with Doug Kratz in rebuilding this important franchise.”
The company will file a copy of the full text of the agreement and the agreement with the senior lender with the Securities and Exchange Commission ("SEC") on Form 8-K. We urge you to read that Form 8-K when it becomes available.

The company is a bank holding company headquartered in Corona, and the parent company of Vineyard, also headquartered in Corona. The company operates through 16 full-service banking centers and two regional financial centers in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The company's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC." For additional information on the company visit www.vnbcstock.com.  For additional information on Vineyard visit www.vineyardbank.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently unreliable and actual results may vary.  Forward-looking statements in this pres release include the parties’ ability to consummate the transaction on the terms described, the ability of the parties to satisfy the closing conditions, including the financing condition, and similar matters related to the performance of the agreement.  Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in capital and credit markets, changes in the interest rate environment, economic and banking industry conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.